Exhibit 99.1

News Release

Investor Relations Contact:

Molly Plyler

The Blueshirt Group

415-217-7722

molly@blueshirtgroup.com

InsWeb Reports Record Revenue and Profits in Third Quarter 2007

•                  Total Revenues of $9.2 Million; Net Income of $464,000

•                  Reminder: Conference Call and Webcast today at 5:00pm ET; Interactive Dial-In: (800) 257-7063

SACRAMENTO, Calif., October 18, 2007 – InsWeb Corp. (NasdaqCM: INSW), a leading online insurance marketplace, today announced record results for the third quarter ended September 30, 2007.

Revenues for the third quarter of 2007 were $9.2 million, an increase of approximately 23% as compared to $7.5 million in the third quarter of 2006 and an increase of approximately 14% as compared to $8.1 million in the second quarter of 2007. Net income for the third quarter of 2007 was $464,000, or $0.10 per share, compared to a net loss in the third quarter of 2006 of $1.6 million, or ($0.39) per share, and to net income of $214,000, or $0.05 per share, in the second quarter of 2007.

Adjusted EBIDA, a non-GAAP financial measure used by InsWeb’s management and defined below, was $692,000, including $35,000 in severance expense, in the third quarter of 2007, compared to $715,000, including $308,000 in severance expense, in the second quarter of 2007.

“We are delighted to report our third consecutive quarter of profitability. Our record third quarter results and strong year over year growth reflect our increasing ability to generate a significant number of online insurance consumers at favorable economics.” stated InsWeb Chairman & CEO Hussein Enan. “Looking ahead, we expect to continue to deliver improved year-over-year results, and confirm our previously issued guidance that 2007 will be a profitable year. We anticipate that typical seasonal softness for the insurance industry will cause fourth quarter revenue to decline sequentially as we reserve some marketing activities for the first quarter, during which insurance shopping activity rebounds, overall advertising is much more effective, and InsWeb has historically experienced strong growth. We look forward to discussing our results in more detail with investors on today’s conference call.”

Non-GAAP Financial Information

In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBIDA as a supplemental measure of operating performance. Adjusted EBIDA refers to a financial measure that the Company defines as net income excluding net interest, depreciation, amortization, share-based compensation expense, severance expenses, and other one-time gains and losses that are not related to the Company’s continuing operations. This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income caused by the existence and timing of non-cash charges and non-recurring gains and losses. Furthermore, Adjusted EBIDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible and upon which the Company evaluates their performance.

InsWeb Corporation

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Net income (loss)	$464	$214	$(1,590)
Less
Interest income, net	108	107	92
Add
Share-based compensation expense	264	260	121
Depreciation and amortization of property and equipment from continuing operations	37	40	49
Severance expense	35	308	242
Adjusted EBIDA from continuing operations	$692	$715	$(1,270)

Adjusted EBIDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income. The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating the Company’s net income and net income per share; and 2) it may not be comparable to Adjusted EBIDA as reported by other companies.

Earnings Call Information

The InsWeb third quarter teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, October 18, 2007. To participate on the live call, analysts and investors should dial 800-257-7063 at least ten minutes prior to the call. InsWeb will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s Web site at http://investor.insweb.com/index.cfm.

About InsWeb

InsWeb (NasdaqCM: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition; the results of strategic initiatives, including AgentInsider; increased or decreased participation by insurance companies; and product and technological implementations. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance providers and strategic partners; implementation of competing Internet strategies by existing and potential competitors; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except per share amounts ]

[  unaudited  ]

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Transaction fees	$9,167	$7,421	$25,273	$22,415
Other	64	84	197	262
Total revenues	9,231	7,505	25,470	22,677

Operating expenses:
Direct marketing	5,899	5,198	15,024	15,300
Sales and marketing	1,251	1,896	4,056	5,927
Technology	691	1,269	2,344	3,738
General and administrative	1,034	829	3,259	3,080
Total operating expenses	8,875	9,192	24,683	28,045
Income (loss) from operations	356	(1,687)	787	(5,368)
Interest income	108	92	287	286
Other income (expense), net	—	5	6	2,048
Net income (loss)	$464	$(1,590)	$1,080	$(3,034)

Net income (loss) per share:
Basic	$0.10	$(0.39)	$0.25	$(0.74)
Diluted	$0.09	$(0.39)	$0.21	$(0.74)

Weighted-average shares used in computing net income (loss) per share:
Basic	4,495	4,093	4,331	4,089
Diluted	5,460	4,093	5,077	4,089

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	September 30,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$8,491	$6,750
Accounts receivable, net	5,104	2,804
Prepaid expenses and other current assets	448	398
Total current assets	14,043	9,952

Property and equipment	284	389
Other assets	114	115
Total assets	$14,441	$10,456

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,727	$2,248
Accrued expenses	2,916	2,672
Deferred revenue	199	245
Total current liabilities	5,842	5,165

Commitments and contingencies

Shareholders’ equity:
Common stock	8	7
Paid-in capital	205,805	203,578
Treasury stock	(6,334)	(6,334)
Accumulated deficit	(190,880)	(191,960)
Total shareholders’ equity	8,599	5,291
Total liabilities and shareholders’ equity	$14,441	$10,456

The following financial highlights and key metrics are provided at a high level.  Additional information regarding our business will be provided on the investor conference call this afternoon

	Three months ended
	September 30, 2007	June 30, 2007	September 30, 2006

Revenues:
Auto	$7,995,000	$6,566,000	$5,549,000
All Other	$1,236,000	$1,563,000	$1,956,000
Total	$9,231,000	$8,129,000	$7,505,000

# of Consumers:
Auto	1,802,000	1,448,000	1,359,000
All Other	164,000	84,000	155,000
Total	1,966,000	1,532,000	1,514,000

Revenues per Consumer:
Auto	$4.44	$4.53	$4.08
All Other	$7.54	$18.61	$12.62
Total	$4.70	$5.31	$4.96

Direct Marketing Costs:	$5,899,000	$4,597,000	$5,198,000
Direct Marketing Costs as a percent of Revenues	64%	57%	69%
Marketing Costs per Consumer	$3.00	$3.00	$3.43

Cash and Cash Equivalents:	$8,491,000	$8,293,000	$7,474,000
Accounts Receivable:	$5,104,000	$3,658,000	$2,927,000
Day Sales Outstanding (DSO):	43	40	38

Staffing:	59	64	95

Definitions:
“# of Consumers”	Represents consumer acquired from marketing activities
“Direct Marketing Costs”	Represents expenses incurred by InsWeb to drive consumers to InsWeb’s online insurance marketplace
“Per Consumer Information”	Represents Revenues earned or marketing costs incurred per consumer who has started an InsWeb quote form